EXHIBIT 10.2
VOTING AGREEMENT
BY AND AMONG
SPECTRUM PHARMACEUTICALS, INC.,
AND
CERTAIN STOCKHOLDERS OF TARGENT INC.
Dated as of March 17, 2006
 i

VOTING AGREEMENT
          This VOTING AGREEMENT (this “Agreement”) is entered into as of March 17, 2006, by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Acquiror”), and the stockholders of Targent Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (the “Stockholders”).
W I T N E S S E T H:
          WHEREAS, as of the date hereof, the Stockholders collectively “beneficially own” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and are entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) 932,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, 20 shares of the Company’s Class A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), 260 shares of the Company’s Class B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), 3,177,300 shares of the Company’s Class C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock,” and, together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”), warrants to purchase up to 449,246 shares of Common Stock (the “Common Stock Warrants”), warrants to purchase up to 139 shares of Series B Preferred stock (the “Series B Preferred Stock Warrants,” and, together with the Common Stock Warrants, the “Warrants”) and options to purchase up to 515,000 shares of Common Stock (the “Options”) (such shares of Common Stock and Preferred Stock, together with any securities of the Company held by the Stockholders that are entitled to vote on a sale of assets by the Company, and any other shares of Common Stock, Preferred Stock or other securities of the Company the voting power over which is acquired by any Stockholder during the Voting Period (defined below), including, without limitation, any shares of Common Stock issuable upon conversion of Preferred Stock, or upon exercise of the Common Stock Warrants or Options, or any Series B Preferred Stock issuable upon exercise of the Series B Preferred Stock Warrants, are collectively referred to herein as the “Subject Shares”);
          WHEREAS, Acquiror and the Company propose to enter into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), pursuant to which Acquiror will acquire certain assets and liabilities of the Company (the “Asset Purchase”); and
          WHEREAS, as a condition to the willingness of Acquiror to enter into the Asset Purchase Agreement, and as an inducement and in consideration therefor, Stockholders are executing this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS
          Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.
          Section 1.2 Other Definitions. For purposes of this Agreement:
          (a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to the Stockholders, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
          (b) “Person” means any individual, partnership, corporation, limited liability company, association, business, trust, government or political subdivision thereof, governmental agency or other entity.
          (c) “Proposed Acquisition Transactions” means any sale of all or any portion of the Conveyed Assets or the Company’s business (except in the ordinary course of business), or of any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company, to or with any Person or group, other than Acquiror and its Representatives.
          (d) “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.
ARTICLE II.
VOTING AGREEMENT AND IRREVOCABLE PROXY
     Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Asset Purchase Agreement, the Asset Purchase and the other transactions contemplated by the Asset Purchase Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Asset Purchase Agreement or of the Stockholders contained in this Agreement, and (z) except with the written consent of Acquiror, against the following actions or proposals (other than the transactions contemplated by the Asset Purchase Agreement): (i) any Proposed Acquisition Transaction; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any material change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or bylaws; (C) any other material change in the Company’s corporate structure or business; or (D) any other action or proposal involving the Company that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Asset Purchase Agreement; provided, however, that (i) nothing in this Agreement shall be interpreted as obligating the Stockholders to exercise any warrants or other rights to acquire shares of Common Stock or Preferred Stock and (ii) nothing in this Agreement shall restrict the Stockholders from voting to approve a plan of liquidation for the Company (provided such liquidation becomes effective after the Closing and such approval will not prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Asset Purchase Agreement). Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.
          Section 2.2 Grant of Irrevocable Proxy. The Stockholders hereby appoint Acquiror and any designee of Acquiror, and each of them individually, as the Stockholders’ proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of the Stockholders under this Agreement. The Stockholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.
          Section 2.3 Revocation of Prior Proxies. The Stockholders represent and warrant that all proxies (if any) given in respect of the Subject Shares on or before the date hereof (other than the proxy granted hereunder) are not irrevocable and that all such proxies are hereby revoked.
          Section 2.4 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy in accordance with the provisions of Section 212 of the Delaware General Corporation Law, as amended. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

          Section 2.5 Agreement to Vote Spectrum Common Stock. For a period of one year after the Closing, each Stockholder agrees to vote each share of common stock of the Acquiror, par value $.001, that were issued by Acquiror pursuant to Section 2.3 of the Asset Purchase Agreement (“Spectrum Common Stock”), that such Stockholder then owns, as recommended by the Acquiror’s board of directors in all matters submitted to the vote of the Acquiror’s stockholders on which the holder of such Spectrum Common Stock is entitled to vote; provided, however, that such recommendation shall have been approved by a majority of the independent members of the board of directors, as defined by the rules of the NASDAQ Stock Market; and provided further that such recommendation would not affect any Stockholder disproportionally as compared to other holders of Spectrum Common Stock. This covenant shall survive the termination of this Agreement for the one year period set forth above.
ARTICLE III.
COVENANTS
          Section 3.1 Generally.
          (a) Except for pledges in existence as of the date hereof, each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that (i) each Stockholder may, with the consent of Acquiror, pledge or encumber any Subject Shares so long as such pledge or encumbrance would not impair any Stockholder’s ability to perform its obligations under this Agreement; and (ii) nothing herein shall restrict a Stockholder from exercising any Options or Warrants or converting any shares of Preferred Stock into Common Stock or approving a plan of liquidation for the Company (provided such liquidation becomes effective after the Closing and such approval will not prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Asset Purchase Agreement).
          (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.
          Section 3.2 Standstill Obligations of Stockholder. Each Stockholder covenants and agrees with Acquiror that, during the Voting Period:
          (a) Each Stockholder shall not, nor shall any Stockholder permit any controlled Affiliate of such Stockholder to, nor shall any Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock or Preferred Stock in a voting trust or subject any shares of Common

Stock or Preferred Stock to any arrangement or agreement with any Person with respect to the voting of such shares, except as provided by Article II of this Agreement.
          (b) Each Stockholder shall not, and shall cause its Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Acquiror and its Representatives, relating to any Proposed Acquisition Transaction. Each Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Acquiror with respect to any Proposed Acquisition Transaction. Each Stockholder shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction, or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect any Proposed Acquisition Transaction. Each Stockholder will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
          Each Stockholder hereby represents and warrants to Acquiror with respect to such Stockholder (and not with respect to any other Stockholder) as follows:
          Section 4.1 Ownership of Shares. As of the date hereof, such Stockholder is the lawful owner of the Subject Shares denoted as being owned by such Stockholder on Schedule A and has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on Schedule A to this Agreement, neither such Stockholder nor any Affiliate of such Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A to this Agreement, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair any Stockholder’s ability to perform its obligations under this Agreement.
     Section 4.2 Authority; No Conflicts. Such Stockholder has all requisite power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such

Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any such Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder, except for any of the foregoing as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.
          Section 4.3 Reliance by Acquiror. Such Stockholder understands and acknowledges that Acquiror is entering into the Asset Purchase Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.
ARTICLE V.
TERMINATION
          Section 5.1 Termination. This Agreement shall terminate, and none of Acquiror or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Acquiror and the Stockholders, (ii) the effective time of the Closing, and (iii) the date of termination of the Asset Purchase Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Section 2.5 and Sections 6.1 through 6.14, inclusive, of this Agreement shall survive the termination of this Agreement.
ARTICLE VI.
MISCELLANEOUS
          Section 6.1 Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
          Section 6.2 Stockholder Capacity. Each Stockholder enters into this Agreement solely in such Stockholder’s capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of the Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by any Stockholder in such Stockholder’s capacity as an officer or director of the Company.

          Section 6.3 Fees and Expenses. Except as provided below, each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) (collectively, “Fees”) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Asset Purchase Agreement.
          Section 6.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
          Section 6.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
          Section 6.6 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
          (a) if to the Company or the Stockholders, to:
Targent, Inc.
181 Cherry Valley Road
Princeton, NJ 08540
Telephone: (609) 683-9322 x22
Facsimile: (609) 683-7524
Attention: Robert F. Johnston
with a copy (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
105 College Road East
Princeton, NJ 08542
Telephone: (609) 716-6504
Facsimile: (609) 799-7000
Attention: John E. Stoddard III, Esq.

          (b) if to Acquiror, to:
Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92618
Telephone: (949) 788-6700
Facsimile: (949) 788-6706
Attention: William N. Pedranti, Esq.
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Telephone: (714) 540-1235
Facsimile: (714) 755-8290
Attention: Cary K. Hyden, Esq.
          Section 6.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 6.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          Section 6.9 Entire Agreement. This Agreement (together with the Asset Purchase Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          Section 6.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.
          Section 6.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 6.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
          Section 6.13 Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.
          Section 6.14 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Acquiror and Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SPECTRUM PHARMACEUTICALS INC.,
a Delaware corporation

By:	/s/ Rajesh C. Shrotriya, M.D.

Name: Rajesh C. Shrotriya, M.D.
Title: Chairman, CEO and President

TARGENT PHARMACEUTICALS, LLC.,
a Delaware limited liability company

By:	/s/ Seth Lederman

Name: Seth Lederman
Title: Managing Member

SETH LEDERMAN

By:	/s/ Seth Lederman

Name: Seth Lederman

ROBERT F. JOHNSTON

By:	/s/ Robert F. Johnston

Name: Robert F. Johnston

LYNN D. JOHNSTON

By:	/s/ Lynn D. Johnston

Name: Lynn D. Johnston

HEPHAESTOS II TRUST

By:	/s/ Richard Johnston

Name: Richard Johnston, Trustee

11/6/78 TRUST FBO WILLIAM M. JOHNSTON

By:	/s/ Richard Johnston

Name: Richard Johnston, Trustee

11/6/78 TRUST FBO BRADFORD D. JOHNSTON

By:	/s/ Richard Johnston

Name: Richard Johnston, Trustee

11/6/78 TRUST FBO ALEXANDRA F. JOHNSTON

By:	/s/ Richard Johnston

Name: Richard Johnston, Trustee

PATRICK MAGUIRE

By:	/s/ Patrick Maguire

Name: Patrick Maguire

WILLIAM M. JOHNSTON GST DATED 6/1/04

By:	/s/ Richard Johnston

Name: Richard Johnston, Co-Trustee

By:	/s/ John Williams

Name: John Williams, Co-Trustee

BRADFORD D. JOHNSTON GST DATED 1/29/02

By:	/s/ Richard Johnston

Name: Richard Johnston, Co-Trustee

By:	/s/ John Williams

Name: John Williams, Co-Trustee

ALEXANDRA F. JOHNSTON GST DATED 2/25/04

By:	/s/ Richard Johnston

Name: Richard Johnston, Co-Trustee

By:	/s/ John Williams

Name: John Williams, Co-Trustee

7/15/99 TRUST AGREEMENT OF WILLIAM M. JOHNSTON

By:	/s/ Richard Johnston

Name: Richard Johnston, Co-Trustee

By:	/s/ William Johnston

Name: William Johnston, Co-Trustee